Exhibit 23.3

                                          CONSENT OF INDEPENDENT AUDITORS
                                      ______________________________________



To the Board of Directors and Stockholders
TransMontaigne Oil Company:


We consent to incorporation by reference in the registration statement on Form S-8 of TransMontaigne Oil Company relating to the TransMontaigne Oil Company Equity Incentive Plan of our report dated July 19, 1996, relating to the consolidated balance sheets of Lion Oil Company and subsidiary as of April 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended April 30, 1996, which report appears in the April 30, 1996 annual report on Form 10-K of TransMontaigne Oil Company.



                                            KPMG Peat Marwick LLP


Jackson, Mississippi
August 28, 1997